Exhibit 99.1

LINCOLN EDUCATIONAL SERVICES CORPORATION
REPORTS RECORD FIRST QUARTER RESULTS

Lincoln Generates Record First Quarter Revenue, Operating Income and EPS
Average Student Population Increases 25.1 Percent; Student Starts Grow 19.3 Percent
Lincoln Raises EPS Outlook for 2010

West Orange, NJ, (May 5, 2010)—Lincoln Educational Services Corporation (NASDAQ: LINC) (Lincoln), a leading provider of diversified career-oriented post-secondary education, today reported record first quarter results.

First Quarter 2010 Highlights

•	Revenue grew 28.6 percent to $152.5 million from $118.6 million in the prior-year quarter.
•	Operating income rose 136.9 percent; operating profit margin improved 760 basis points.
•	Diluted earnings per share grew 150.0 percent to $0.55.
•	Student starts increased 19.3 percent.
•	Average student population rose 25.1 percent.
•	Cash flow from operations increased significantly to $21.2 million.

Comment

“We delivered an outstanding quarter and generated record first quarter results,” said David Carney, Lincoln’s Executive Chairman. “Clearly, we demonstrated the ability to execute our strategies and to continue the strong momentum we have built in recent years.

“Although our first quarter expenses were favorably impacted by certain timing items, we generated record results that were driven by continued strong growth in average student population and student starts. Our performance was led by our marketing and admissions efforts and reflects our ability to leverage our business model.

“We delivered strong enrollment growth in the first quarter of 2010 and these gains were broad-based across our five verticals,” stated Mr. Carney. “We continued to experience healthy demand for our programs and early indications are that our important high school season is tracking ahead of last year. We expect these trends will position us well to continue our strong momentum in 2010 and beyond.”

Outlook

“We are raising our earnings outlook for 2010,” said Mr. Carney. “We continue to expect student starts to grow 13 to 15 percent this year. Our strong increase in student starts during the last several quarters allowed us to take a more selective approach to our admission standards. This approach was reflected in our prior outlook. Over time we expect these actions will reduce our start growth, but will result in higher retention, improved student outcomes and higher placement rates, as well as lower bad debt expense and default rates.”

For the full year 2010, we now expect revenue to range from $650 to $655 million. Student starts are expected to increase 13 to 15 percent. Diluted earnings per share are expected to range from $2.50 to $2.60, which would be an increase of 37 to 43 percent from the $1.82 we earned in 2009.

For the second quarter of 2010, we expect revenue to range from $151 to $153 million. Student starts are expected to grow 8 to 10 percent. Diluted earnings per share are expected to range from $0.42 to $0.45, which would be an increase of 56 to 67 percent from the $0.27 earned in the second quarter of 2009.

First Quarter 2010 Operating Performance

Revenue increased 28.6 percent to $152.5 million in the first quarter from $118.6 million in the prior-year quarter. This growth was primarily due to a 25.1 percent growth in average student population, tuition increases of 3 to 5 percent and a program mix shift. As a result, average revenue per student rose 2.8 percent in the first quarter.

Operating income increased 136.9 percent to $25.3 million in the first quarter from $10.7 million in the prior-year quarter. This strong operating performance reflects improved capacity utilization as the Company attracted and enrolled a larger student population. Capacity utilization increased to 68 percent in the first quarter from 55 percent in the prior-year quarter. Operating income margin improved 760 basis points to 16.6 percent in the first quarter.

Educational services and facilities expenses increased 21.9 percent to $58.9 million in the first quarter from $48.3 million in the prior-year quarter. This increase was primarily due to higher instructional as well as books and tools expenses necessary to serve a larger student population. The Company began the first quarter of 2010 with approximately 7,700 more students than at the start of the first quarter of 2009. The increase in educational services and facilities expenses also reflects higher facilities expenses mainly due to the relocation of two of the Company’s campuses to new facilities and an increase in depreciation as a result of higher capital expenditures. As a percentage of revenue, educational services and facilities expense improved to 38.6 percent in the first quarter from 40.7 percent in the prior-year quarter.

Selling, general and administrative expenses increased 14.5 percent to $68.3 million in the first quarter from $59.6 million in the prior-year quarter. This increase primarily reflects continued sales and marketing investments to increase the Company’s addressable market and to grow its student population, as well as an increased number of career services and default management personnel, annual compensation increases and increases in the cost of benefits as compared with the prior-year quarter.

Bad debt expense increased to $8.5 million in the first quarter from $7.2 million in the prior-year quarter, primarily reflecting the larger student population. As a percentage of revenue, bad debt expense was 5.6 percent in the first quarter compared with 6.1 percent in the prior-year quarter. The number of days sales outstanding decreased to 20.8 at March 31, 2010 from 21.7 at March 31, 2009. As of March 31, 2010, the Company had outstanding loan commitments to its students of $24.1 million compared with $28.9 million at December 31, 2009. Loan commitments, net of interest on the loans through maturity, were $18.1 million at March 31, 2010 compared with $20.5 million at December 31, 2009.

As a percentage of revenue, selling, general and administrative expenses improved to 44.8 percent in the first quarter from 50.3 percent in the prior-year quarter.

Net income increased 148.3 percent to $14.5 million in the first quarter from $5.8 million in the prior-year quarter. Diluted earnings per share grew 150.0 percent to $0.55 in the first quarter from $0.22 in the first quarter of 2009.

Cash flow from operations was $21.2 million in the first quarter compared with $2.3 million in the prior-year quarter. This increase was primarily due to the strong growth in net income and a decrease in net accounts receivable in the first quarter of 2010.

Balance Sheet

During the first quarter, the Company repaid $20.0 million under its credit facility, representing all of the debt outstanding under the facility. Total debt and capital lease obligations declined to $37.2 million at March 31, 2010 from $57.3 million at December 31, 2009. The Company had $33.8 million of cash and cash equivalents at March 31, 2010 compared with $46.1 million at December 31, 2009. Stockholders’ equity increased to $234.8 million at March 31, 2010 from $218.6 million at December 31, 2009.

Student Metrics

Starts and Population

	Three Months Ended
	March 31,
	2010	2009	Growth
Student starts	9,563	8,017	19.3%
Average student population	30,872	24,681	25.1%
Period end population	31,402	25,588	22.7%

Population Mix by Vertical
	March 31,
	2010	2009
Health sciences	39.6%	35.9%
Automotive	29.7%	30.7%
Skilled trades	12.0%	13.5%
Business & IT	9.5%	9.8%
Hospitality services	9.2%	10.1%
	100.0%	100.0%

Conference Call

Lincoln will host a conference call today at 10:00 a.m. Eastern Time. The conference call can be accessed by going to the Investor Relations section of its website at www.lincolnedu.com. Participants can also listen to the conference call by dialing 866-783-2139 (domestic) or 857-350-1598 (international) and using code 16466734. Please log-in or dial-in at least 10 minutes prior to the start time to ensure a connection. An archived version of the webcast will be accessible for 90 days at www.lincolnedu.com.  A replay of the call will also be available for seven days by calling 888-286-8010 (domestic) or 617-801-6888 (international) and using code 48910685.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a leading provider of diversified career-oriented post-secondary education. Lincoln offers recent high school graduates and working adults degree and diploma programs in five principal areas of study: health sciences, automotive technology, skilled trades, hospitality services and business and information technology. Lincoln has provided the workforce with skilled technicians since its inception in 1946. Lincoln currently operates 43 campuses in 17 states under 6 brands: Lincoln College of Technology, Lincoln Technical Institute, Nashville Auto-Diesel College, Southwestern College, Euphoria Institute of Beauty Arts and Sciences, and Lincoln College of New England. Lincoln had an average enrollment of approximately 30,900 students for the quarter ended March 31, 2010.

Safe Harbor

Statements in this press release regarding Lincoln's business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in Lincoln's Form 10-K for the year ended December 31, 2009 and certain of Lincoln’s other SEC filings. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

Contacts:
Cesar Ribeiro, Chief Financial Officer, 973-736-9340
Jim Jacobson, Director of Investor Relations, 973-766-9675

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (In thousands, except per share amounts)

	Three Months Ended March 31, (Unaudited)

	2010	2009

REVENUE	$152,466	$118,599
COSTS AND EXPENSES:
Educational services and facilities	58,869	48,299
Selling, general and administrative	68,273	59,612
Loss (gain) on sale of assets	4	(2)
Total costs and expenses	127,146	107,909
OPERATING INCOME	25,320	10,690
OTHER:
Interest income	1	2
Interest expense	(1,195)	(1,006)
Other income	-	8
INCOME BEFORE INCOME TAXES	24,126	9,694
PROVISION FOR INCOME TAXES	9,666	3,871
NET INCOME	$14,460	$5,823

Earnings per share - Basic -	$0.57	$0.23

Earnings per share – Diluted -	$0.55	$0.22

Weighted average number of common shares outstanding:
Basic	25,558	25,704
Diluted	26,336	26,452

Other data:

EBITDA (1)	$31,773	$15,947
Depreciation and amortization	6,453	5,249
Number of campuses	43	42
Average enrollment	30,872	24,681
Stock based compensation	680	537
Net cash provided by operating activities	21,155	2,293
Net cash used in investing activities	(14,404)	(27,041)
Net cash (used in) provided by financing activities	$(19,035)	$24,734

Selected Consolidated Balance Sheet Data:	March 31, 2010
(In thousands, Unaudited)

Cash and cash equivalents	$33,792
Current assets	84,459
Working deficit	(9,692)
Total assets	377,362
Current liabilities	94,151
Long-term debt and lease obligations, including current portion	37,226
Total stockholders’ equity	$234,843

(1) Reconciliation of Non-GAAP Financial Measures

EBITDA is a measurement not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We define EBITDA as income before interest expense (net of interest income), provision for income taxes and depreciation and amortization.  EBITDA is presented because we believe it is a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements.  It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  EBITDA is not necessarily comparable to similarly titled measures used by other companies.  Following is a reconciliation of net income to EBITDA:

	Three Months Ended March 31, (Unaudited)

	2010	2009

Net Income	$14,460	$5,823
Interest expense, net	1,194	1,004
Provision for income taxes	9,666	3,871
Depreciation and amortization	6,453	5,249
EBITDA	$31,773	$15,947

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